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                                                                       EXHIBIT F

                               TERMINATION OF THE
                      VOTING TRUST AGREEMENT FOR CONTINUITY
                       AND STABILITY OF POLICY MANAGEMENT


          TERMINATION OF THE VOTING TRUST AGREEMENT FOR CONTINUITY AND STABILITY OF POLICY MANAGEMENT (this "Agreement"), dated as of June 17, 1997, terminating the Voting Trust Agreement For Continuity and Stability of Policy Management, dated August 17, 1992, as amended by Amendment No. 1 thereto, dated April 30, 1993, and Amendment No. 2 thereto, dated as of July 13, 1995 (collectively, the "Voting Trust Agreement"), by and between Anthony Malatino and Robin Prever.

          WHEREAS, as of the date hereof, Anthony Malatino is the owner of 10,000 shares of class A common stock, par value $.01 per share, and 552,095 shares of class B common stock, par value $.01 per share (the "Class B Common Stock"), of Saratoga Beverage Group, Inc., a Delaware corporation and successor-in-interest to Saratoga Springs Mineral Water Company, Inc., a New York corporation (the "Corporation").

          WHEREAS, as of the date hereof, Robin Prever is the owner of 182,373 shares of Class B Common Stock of the Corporation.

          WHEREAS, Anthony Malatino and Robin Prever desire to terminate the Voting Trust Agreement, effective upon the execution of this Agreement; and

          NOW, THEREFORE, the parties hereto hereby agree as follows:

          1. The Voting Trust Agreement, and the voting trust created thereby, is hereby terminated in all respects, effective upon the execution of this Agreement.

          2 This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of such counterparts shall together constitute but one and the same instrument.

          3. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                        /s/ Anthony Malatino
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                                        Anthony Malatino


                                        /s/ Robin Prever
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                                        Robin Prever